Exhibit 99.2

Hexcel Corporation and Subsidiaries

Net Sales by Product Group and Market Segment

For the Quarters Ended March 31, 2011 and 2010,

 the Quarter and Year Ended December 31, 2010

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2011
Composite Materials	$143.2	$59.9	$53.2	$256.3
Engineered Products	54.4	19.8	1.1	75.3
Total	$197.6	$79.7	$54.3	$331.6
	60%	24%	16%	100%

Fourth Quarter 2010
Composite Materials	$125.0	$62.9	$51.8	$239.7
Engineered Products	48.2	21.3	0.9	70.4
Total	$173.2	$84.2	$52.7	$310.1
	56%	27%	17%	100%

First Quarter 2010
Composite Materials	$109.3	$53.1	$38.0	$200.4
Engineered Products	42.7	19.4	0.5	62.6
Total	$152.0	$72.5	$38.5	$263.0
	58%	27%	15%	100%

Year Ended December 31, 2010
Composite Materials	$459.4	$229.3	$215.8	$904.5
Engineered Products	185.3	81.2	2.6	269.1
Total	$644.7	$310.5	$218.4	$1,173.6
	55%	26%	19%	100%